                           SCHEDULE 14A (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
              SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

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[X]   Preliminary Proxy Statement       [ ]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Axys Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

                                  [AXYS.LOGO]
                                180 KIMBALL WAY
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                                 April   , 2001

Dear Stockholders,

     I am pleased to invite you to attend our annual meeting of stockholders to be held at 9:00 a.m. on Monday, May 14, 2001, at Axys' headquarters located at 180 Kimball Way, South San Francisco, California.

     Legal documents are often times confusing, so this year we decided again to write a jargon-free "plain English" proxy notice and proxy statement. With this letter we are including the notice for our annual meeting, the proxy statement, the proxy card and the 2000 annual report. We hope you find its simplified format helpful and we welcome your comments.

     Your vote is important to us and I look forward to seeing you on May 14. Whether you plan to attend the annual meeting in person or not, I hope you will vote as soon as possible.

                                          Sincerely,

                                          Paul J. Hastings
                                          President and Chief Executive Officer

                           AXYS PHARMACEUTICALS, INC.
                                180 KIMBALL WAY
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 829-1000
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MONDAY, MAY 14, 2001

TIME:                   9:00 a.m.

PLACE:                  Axys Pharmaceuticals' Headquarters
                        180 Kimball Way
                        South San Francisco, California 94080

MATTERS TO BE VOTED ON: (1) To elect the Board of Directors;

                        (2) To approve a 1,500,000 share increase in the number
                            of shares of common stock issuable under Axys' 1997 Equity Incentive Plan;

                        (3) To amend Axys' Certificate of Incorporation to
                            increase the number of authorized shares of common stock by 50,000,000 shares;

                        (4) To ratify the appointment of Ernst & Young LLP as
                            Axys' independent auditors; and

                        (5) To transact any other business properly coming
                            before the meeting.

RECORD DATE:            You may vote at the meeting if you were a stockholder at
                        the close of business on Monday, April 9, 2001, the record date. If on April 9, 2001, your shares were held of record in your brokerage firm or another similar organization, you may vote at the annual meeting if you obtain a valid proxy card from them issued in your name.

VOTING BY PROXY:        Please return your proxy as soon as possible so that
                        your shares can be voted at the meeting in accordance with your instructions. For more instructions, please see the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

                                          By Order of the Board of Directors,

                                          Douglas H. Altschuler
                                          Vice President and General Counsel

April   , 2001

                            YOUR VOTE IS IMPORTANT.
TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND MAIL
                  IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers about this Proxy Material and the
  Annual Meeting............................................    1
Proposals to be Voted Upon..................................    5
Nominees for Directors......................................    6
Board Committees............................................    7
Compensation of Non-employee Directors......................    8
Stock Ownership of Beneficial Owners, Directors and
  Management................................................    9
Compensation of Executive Officers..........................   11
Report of the Compensation Committee........................   15
General Description of the 1997 Equity Incentive Plan.......   20
Amendment to Axys' Certificate of Incorporation.............   24
Audit Committee Report......................................   26
Appointment of Independent Accountants......................   27
Section 16(a) Beneficial Ownership Reporting Compliance.....   27
Relationships and Transactions you should know about........   27
Performance Graph...........................................   29
Other Matters...............................................   29
Appendix A -- Audit Committee Charter.......................  A-1
Appendix B -- Certificate of Amendment to Certificate of
  Incorporation.............................................  B-1
Appendix C -- Directions to Axys............................  C-1

                QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL
                             AND THE ANNUAL MEETING

WHY AM I RECEIVING THESE MATERIALS?

     The Board of Directors (the "Board") of Axys Pharmaceuticals, Inc. (sometimes referred to as the "Company" or "Axys") is providing these proxy materials for you in connection with Axys' annual meeting of stockholders which will take place on May 14, 2001. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement. The Company intends to mail this proxy statement and accompanying proxy card on or about April [14], 2001, to all stockholders of record entitled to vote at the annual meeting.

WHO MAY ATTEND THE MEETING?

     All Axys stockholders are invited to attend, including stockholders whose shares are held by their brokerage firm or another similar organization.

WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

     The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2000 Annual Report is also enclosed.

WHO IS PAYING FOR THIS PROXY'S SOLICITATION PROCESS?

     The enclosed proxy is solicited on behalf of the Board and Axys is paying for the entire cost of the proxy voting process. Copies of this material will be given to banks, brokerage houses and other institutions that hold Axys' stock that is beneficially owned by others. Axys will reimburse these banks, brokerage houses and other institutions for their reasonable out of pocket expenses in forwarding these proxy materials to stockholders who are beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or other employees of Axys and by MacKenzie Partners. No additional compensation will be paid to directors, officers or other Axys employees for soliciting proxies, but MacKenzie Partners may be paid its customary fee of approximately $5,500 plus out-of-pocket expenses.

WHAT AM I VOTING ON?

     There are four known matters to be voted on at the annual meeting:


     - the election of seven nominees to our Board of Directors;


     - a proposed 1,500,000 share increase in the number of shares of common stock authorized to be issued under the Company's 1997 Equity Incentive Plan;

     - a proposed amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company's common stock by 50,000,000 shares; and

     - the ratification of Ernst & Young LLP as the Company's independent auditors for 2001.

WHAT ARE THE BOARD'S VOTING RECOMMENDATIONS?

     Our Board of Directors recommends that you vote your shares "FOR" each of the Board's nominees to the Board of Directors and "FOR" each of the other proposals.

WHO CAN VOTE AT THE ANNUAL MEETING?


     Stockholders of record at the close of business on April 9, 2001 (the "Record Date"). Also, if on April 9, 2001 your shares were held in the name of your brokerage firm, you may vote at the annual meeting if you obtain a valid proxy from them in your name. On each matter to be considered at the annual meeting, each stockholder will be entitled to cast one vote for each share of the Company's common stock held of record by such stockholder on the Record Date.


WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

     Most Axys stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates directly in the stockholder's own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  Stockholder of Record

     If on April 9, 2001 your shares were registered directly in your name with Axys' transfer agent, CompuShare Investor Services, Inc., you are a stockholder of record who may vote at the annual meeting and these proxy materials are being sent directly to you by Axys. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to Axys or to vote in person at the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted. Each share is entitled to one vote for each item to be voted on.

  Beneficial Owner

     If on April 9, 2001 your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held "in street name" and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for the purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by a voting instruction card enclosed for you to use.

HOW MANY VOTES MUST THE BOARD NOMINEES RECEIVE TO BE ELECTED?

     The seven nominees receiving the highest number of "yes" votes will be elected as directors. This number is called a plurality.

WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR RE-ELECTION?

     The Board may, by vote, decide on reducing the size of the Board or name a substitute nominee. If a substitute is named, shares represented by proxies may be voted for a substitute nominee.

HOW MANY VOTES MUST THE 1,500,000 SHARE INCREASE FOR THE 1997 EQUITY INCENTIVE PLAN RECEIVE IN ORDER TO BE APPROVED?


     In order to be approved, the proposal to increase the number of shares issuable pursuant to the 1997 Equity Incentive Plan shares must receive a "yes" vote of a majority of the shares present in person or represented by valid proxies at the meeting and entitled to vote on the matter.


HOW MANY VOTES MUST THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY 50,000,000 SHARES RECEIVE IN ORDER TO BE APPROVED?


     In order to be approved, the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of common stock by 50,000,000 shares must receive a "yes" vote of a majority of the shares present in person or represented by valid proxies at the meeting and entitled to vote on the matter.

HOW MANY VOTES MUST THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS RECEIVE IN ORDER TO BE APPROVED?


     The ratification of the appointment of Ernst & Young LLP as the Company's auditors for the fiscal year ending December 31, 2001 must receive a "yes" vote of a majority of the shares present in person or represented by valid proxies at the meeting and entitled to vote on the matter. In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interest of the Company and its stockholders.


HOW ARE THE VOTES COUNTED?


     You may vote either "for" all nominees to the Board of Directors or you may "withhold authority" (abstain) to vote for any nominee you specify. You may vote "for," "against," or "abstain" on the proposed share increase for the 1997 Equity Incentive Plan, the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock and the ratification of the independent auditors. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e. shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will have the same effect as a vote against a proposal. A vote "for" any nominee or any proposal is the same as a "yes" vote.



WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR MY VOTING INSTRUCTION CARD?



     If you are a stockholder of record and you do not sign and return your proxy card, your shares will not be voted. If you are the beneficial owner and you do not sign and return your voting instruction card, the stockholder of record may either vote your shares on routine matters or "non-vote" your shares. These non-voted shares, known as broker non-votes, are counted for purposes of establishing a quorum to conduct business at the meeting, but are not counted for purposes of determining the outcome of any matter voted on.


HOW DO I VOTE?


     The simplest way for both stockholders of record and beneficial owners to vote is to sign and date the enclosed proxy card or voting instruction card and return it in the enclosed postage-prepaid envelope. The shares represented by a signed and dated proxy card or a properly completed voting instruction card will be voted in accordance with the directions given. If you return a signed and dated proxy card or voting instruction card without marking any selections, your shares will be voted in favor of the five proposals, except in the case of a "broker non-vote". If you are a stockholder of record and return your proxy card, you may revoke your proxy any time before the meeting by 1) notifying the Company's Secretary (William J. Newell) in writing, or 2) submitting to the Company a proxy with a later date. Of course, you also may revoke your proxy by attending the annual meeting and voting in person. However, your attendance at the meeting will not constitute a revocation of your proxy unless you actually vote at the meeting. If you are a beneficial owner, you can vote your shares through your broker, in person at the annual meeting or by using the enclosed voting instruction card.


WHO WILL COUNT THE VOTE?

     Representatives of CompuShare Investor Services, Inc., Axys' transfer agent, will perform the initial vote count and will assist David E. Riggs, Axys' Senior Vice President and Chief Financial Officer, who will serve as the inspector of the election and report the final vote count.

WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

     It may indicate that your shares are registered under more than one name or that you have multiple accounts in which you hold your shares. Please complete, sign and return all proxy cards to ensure that your vote is counted.

WHAT IS A QUORUM AND WHAT CONSTITUTES A QUORUM?

     For the annual meeting to begin, a quorum of stockholders must attend the meeting, either in person or by proxy. A majority of the outstanding shares as of the record date -- present at the annual meeting or represented by valid proxies -- constitutes a quorum for the annual meeting. If you submit a valid proxy card or attend the annual meeting, you will be considered part of the quorum.

     However, if there is no quorum, a majority of the shares present and represented at the annual meeting may adjourn the annual meeting to another date, time and place.

     At the record date (April 9, 2001), there were approximately
               stockholders of record. There were                shares of Axys
common stock outstanding and entitled to vote at the annual meeting.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

     The Company will announce preliminary voting results at the annual meeting and publish final results in its quarterly report on Form 10-Q for the second quarter of 2001.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR'S ANNUAL MEETING IN 2002?


     To be eligible for inclusion in next year's proxy statement and proxy, stockholder proposals must be submitted in writing by [December 16, 2001] [assumes an April 14, mailing date], to William J. Newell, Secretary, Axys Pharmaceuticals, Inc., 180 Kimball Way, South San Francisco, California 94080 (or e-mail to bill_newell@axyspharm.com). As stated in the Company's bylaws, stockholder proposals for next year's annual meeting or nominations for director may be properly raised at next year's annual meeting even if they are not to be included in next year's proxy statement and proxy. However, to do so, they must be submitted to the Company's Secretary (William J. Newell) at the above listed address between February 13, 2002 and March 15, 2002 and must confirm to the requirements of the Company's bylaws.

                           PROPOSALS TO BE VOTED UPON

                            1. ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)


     The Board of Directors currently consists of seven directors of Axys who are elected annually. All nominees listed below are current directors of Axys. The Board recommends a vote FOR each of these nominees. The term of office for directors elected at the 2001 annual meeting will expire upon the election of the Board at the 2002 annual meeting. See the section entitled "Nominees for Directors" below for biographical information on the Board nominees.


  2. APPROVAL OF A 1,500,000 SHARE INCREASE IN THE NUMBER OF SHARES OF COMMON
                                STOCK AUTHORIZED
              FOR ISSUANCE UNDER AXYS' 1997 EQUITY INCENTIVE PLAN.
                             (ITEM 2 ON PROXY CARD)


     Axys is requesting approval for 1,500,000 additional shares of the Company's common stock to become available for issuance under its 1997 Equity Incentive Plan increasing the number of shares available for issuance thereunder from 4,000,000 to 5,500,000. The Board recommends a vote FOR this proposal. See the section entitled "General Description of the 1997 Equity Incentive Plan" below for a summary of the 1997 Equity Incentive Plan.


  3. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
                             INCREASE THE NUMBER OF
             AUTHORIZED SHARES OF COMMON STOCK BY 50,000,000 SHARES
                             (ITEM 3 ON PROXY CARD)


     Axys is requesting approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock by 50,000,000 shares increasing the number of authorized shares of common stock from 50,000,000 to 100,000,000. The Board recommends a vote FOR this proposal. See the section entitled "Amendment to Axys' Certificate of Incorporation" below for a description of this amendment to Axys' Certification of Incorporation.


             4. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (ITEM 4 ON PROXY CARD)

     Stockholders will vote on the ratification of Ernst & Young LLP, certified public accountants, to audit Axys' books, records and accounts for the year ending December 31, 2001. Both the Audit Committee and the Board recommend a vote FOR the adoption of this proposal. Representatives of Ernst & Young LLP will be present at the annual meeting to answer appropriate questions. If the stockholders do not ratify this appointment, the Board will reconsider the selection of the auditors. The Board recommends a vote FOR this ratification.

                             NOMINEES FOR DIRECTORS

     The information set forth below as to each nominee for director has been furnished to us by the respective nominees:

JOHN P. WALKER -- DIRECTOR SINCE 1993

     Mr. Walker, 52, has been the Chairman of Axys since 1998 and was Chief Executive Officer from 1993 to 2000. Prior to joining Axys, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a medical device Company that was sold to Union Carbide in 1990. Prior to that, he spent 15 years as an executive with American Hospital Supply Corporation, most recently serving as President of the Hospital Company. Mr. Walker also serves as Chairman of Microcide Corporation and is on the Board of Directors of Geron Corporation, Discovery Partners International, Inc. and the Biotechnology Industry Organization.

ANN M. ARVIN, M.D. -- DIRECTOR SINCE 1997

     Dr. Arvin, 55, is the Lucile Salter Packard Professor of Pediatrics and Microbiology/Immunology Stanford University School of Medicine, Stanford, California. Dr. Arvin is also Chief of the Infectious Disease Service of the Lucile Salter Packard Children's Hospital at Stanford and Associate Dean of Research Stanford University. Since 1978, Dr. Arvin has taught at the Stanford University School of Medicine. She is also currently a member of the Scientific Advisory Board of Aviron.

VAUGHN M. KAILIAN -- DIRECTOR SINCE 1995

     Mr. Kailian, 56, is President, Chief Executive Officer and a director of COR Therapeutics, Inc., a biotechnology company. He has served in these capacities since March 1990. Mr. Kailian also serves as a director of Amylin Pharmaceuticals, Inc.

PAUL J. HASTINGS -- DIRECTOR SINCE 2000


     Paul Hastings, 41, is the President and Chief Executive Officer of Axys and a member of the Axys Board of Directors. Mr. Hastings became a director in December 2000 and was appointed as Axys' President and Chief Executive Officer in January 2001. Mr. Hastings joined the Company from Chiron Corporation of Emeryville, California, where he was President of Chiron Bio-Pharmaceuticals from 1999 to 2000. Before Chiron, from 1998 to 1999, Mr. Hastings served as the President and Chief Executive Officer of LXR Biotechnology, a company focused on the role of apoptosis in cardiovascular disease and oncology. From 1994 to 1998, Mr. Hastings held a series of management positions at Genzyme Corporation of Cambridge, Massachusetts, the last of which was President of Genzyme Therapeutics worldwide. From 1989 to 1994, Mr. Hastings was at Synergen, in Boulder, Colorado, as Vice President of Marketing and Sales and General Manager, Synergen Europe, and from 1984 to 1989, was with Hoffmann-La Roche, Nutley, New Jersey in marketing and sales management positions.


IRWIN LERNER -- DIRECTOR SINCE 1998

     Mr. Lerner, 70, was Chairman of the Board of Sequana Therapeutics, Inc., from May 1995 until January 1998 when Axys acquired Sequana. Mr. Lerner served as Chairman of the Board and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and health care Company, from January 1993 until his retirement in September 1993. He also served as its President and Chief Executive Officer from 1980 through 1992. Mr. Lerner also serves on the Boards of Directors of Public Service Enterprise Group, Humana Inc., Covance Inc., V.I. Technologies, Inc., several private companies and is Chairman of the Board of Medarex Inc. He is currently a Distinguished Executive-in-Residence at Rutgers University Graduate School of Management.

ALAN C. MENDELSON, J.D. -- DIRECTOR SINCE 1999


     Mr. Mendelson, 53, is a senior partner of Latham & Watkins, a private law firm, and has been with the firm since May of 2000. Previously, Mr. Mendelson was with Cooley Godward LLP, a private law firm, for 27 years and served as the managing partner of its Palo Alto office from May 1990 to March 1995 and November 1996 to October 1997. Mr. Mendelson served as Secretary of Axys from July 1993 through August 1998, with the exception of several months in 1994. Mr. Mendelson formerly served as a director of the Company from May 1997 to January 1998, when he resigned in connection with the Company's acquisition of Sequana. Mr. Mendelson also served as Acting General Counsel of Cadence Design Systems, Inc., an electronic design automation software company, from November 1995 to June 1996. Mr. Mendelson is currently a director of Aviron, USSearch.com, Inc. and Valentis Inc. He has served as the President of the Board of Directors of the National Kidney Foundation of Northern California and is a member of the Major Gifts Council for the Lucile Packard Foundation for Children's Health.


J. LEIGHTON READ, M.D. -- DIRECTOR SINCE 1998

     Dr. Read, 50, is a private investor. He is the founder and was the Chairman of the Board of Aviron, a biopharmaceutical company, from 1992 until 2000. From 1991 to 1993, he was a partner in Interhealth Limited, an investment partnership. In 1987, Dr. Read co-founded Affymax N.V. with Dr. Alejandro Zaffaroni, serving initially as its Executive Vice President and Chief Operating Officer and later as President of the Pharma Division of Affymax and as a Managing Director of the parent company of Affymax. Dr. Read has served on the boards of a number of private biotechnology companies and currently serves on the boards of Aviron and CV Therapeutics, Inc.


     The Company is not aware of any family relationships between any of the foregoing nominees for director or between any nominee and any executive officer. The Certificate of Incorporation and Bylaws of the Company contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware. In addition, the Company has entered into indemnification agreements with each of its directors.


                                BOARD COMMITTEES


     During the fiscal year ended December 31, 2000, the Board of Directors met five times and acted once by written consent. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period (and for which he or she served as a director). We have an Audit Committee, a Compensation Committee and an Option Committee.



     Audit Committee. The Audit Committee, which was comprised of Dr. Arvin, Mr. Lerner and Dr. Donald Kennedy (until Dr. Kennedy resigned from the Board of Directors and the Audit Committee in December 2000) met two times in 2000. Mr. Lerner serves as the Chairman of the Audit Committee. On February 1, 2001, Mr. Mendelson was appointed to replace Dr. Kennedy on the Audit Committee. In accordance with its written charter, a copy of which is attached to this proxy statement as Appendix A, the Audit Committee's responsibilities include: (1) recommending the selection of our independent public auditors to the Board of Directors, (2) consulting with the independent auditors with regard to the plan and scope of audit, (3) reviewing, in consultation with the independent auditors, their report of audit or proposed report of audit, and the accompanying management letter, if any, and (4) consulting with the independent auditors and management with regard to the adequacy of internal controls.



     Compensation Committee. Mr. Kailian and Dr. Read serve on the Compensation Committee, which met two times in 2000. The Compensation Committee reviews and approves the compensation of Axys' executive officers, is responsible for the Company's employee benefit plans and programs, including their establishment, modification and administration, and performs other related functions upon request of the Board.


     Option Committee. Mr. Walker was the only member of the Option Committee during 2000 which reviews and administers the Company's 1997 Equity Incentive Plan and the 1997 Non-Officer Equity

Incentive Plan for stock option grants to non-executive officer employees. The Option Committee has the authority to approve the price and terms of these options, within the limits set by the Board.

     The Board does not have a Nominating Committee or a committee serving a similar function. Nominations of directors are considered by the Board as a whole.

                     COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Compensation. In 2000, compensation for non-employee directors was $15,000 per year, plus reimbursement of expenses. In addition, Mr. Lerner received an additional $30,000 as compensation for his consulting services during 2000. Mr. Walker, who was an employee of the Company during 2000, received no compensation for his services during 2000 as a director. Mr. Hastings was appointed to the board in December 2000 and became an employee January 2001. Mr. Hastings received no compensation for his services in 2000.


     Stock Options. According to the Company's Non-Employee Directors' Stock Option Plan established in 1994, non-employee directors of Axys receive annual automatic stock option grants. The terms of the Non-Employee Directors' Stock Option Plan provide that each non-employee elected for the first time to Axys' Board will be granted an option to purchase 30,000 shares of common stock upon the date of his or her initial election or appointment. On the date of each annual meeting, each non-employee Board member who has served for at least three months, and is re-elected to the Board, is automatically granted a non-qualified stock option to purchase 5,000 shares of common stock of the Company. No other options may be granted at any time under this plan. The exercise price of the options that are granted is 100% of the fair market value of the common stock on the date of the option grant. Options granted under the plan generally vest at a rate of 25% per year for four years. The term of the options is ten years. In the event of a change-in-control of Axys, such as a merger with or into another corporation or a consolidation, the vesting of these options will accelerate and the options expire if not exercised prior to the change-in-control. As of February 28, 2001, none of the options granted under the plan had been exercised. Following their election at the 2000 annual meeting, each of Dr. Arvin, Dr. Kennedy, Dr. Read, Mr. Mendelson, Mr. Kailian, and Mr. Lerner received options to acquire 5,000 shares of common stock at an exercise price of $4.063 per share.



     Stock Grants. In December 2000, the Board resolved to make grants of common stock to Mr. Kailian, Mr. Lerner and Mr. Mendelson in the amounts of 2,500 shares, 1,500 shares and 2,500 shares, respectively. These stock grants were made for service on the Board's Chief Executive Officer Search Committee by Mr. Kailian, Mr. Lerner and Mr. Mendelson following Mr. Walker's announcement of his intent to resign as the Chief Executive Officer of Axys upon the appointment of his successor.

         STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth, as of February 28, 2001, the amount and percentage of the outstanding shares of our common stock which, according to the information supplied to us, are beneficially owned by (i) each person or entity who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock, (ii) each person who is currently a director of the Company (each of whom is also a nominee), (iii) each Named Executive Officer (as defined in the section entitled "Compensation of Executive Officers" on page 11 hereof) and (iv) all current directors and executive officers of the Company as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares which are deemed beneficially owned by such person or entity.


     The information in the table is based on reports that have been filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and information furnished to the Company by certain holders of common stock. As of February 28, 2001, there were 37,389,307 shares of common stock outstanding. In accordance with regulations promulgated by the SEC, the table reflects for each beneficial owner the exercise of warrants or options or the conversion of convertible securities (exercisable or convertible within 60 days after February 28, 2001) owned by such beneficial owner, but, in determining the percentage ownership and general voting power of such person, does not assume the exercise of warrants or options or the conversion of securities owned by any other person.



                                                            OPTIONS/        TOTAL         PERCENT OF
                                                            WARRANTS     OUTSTANDING      OUTSTANDING
                                            OUTSTANDING    EXERCISABLE   COMMON STOCK      SHARES OF
           NAME AND ADDRESS OF                COMMON         WITHIN      BENEFICIALLY       COMMON
             BENEFICIAL OWNER                  STOCK         60 DAYS        OWNED            STOCK
           -------------------              -----------    -----------   ------------     -----------
DIRECTORS/NOMINEES AND NAMED EXECUTIVE
  OFFICERS
Ann M. Arvin, M.D. .......................           0         26,250        26,250             *
Paul J. Hastings(1).......................           0              0             0             *
Daniel F. Hoth, M.D. .....................      12,940(2)      89,375       102,315             *
Vaughn M. Kailian.........................       2,500         29,074        31,574             *
Irwin Lerner..............................       2,850(3)      40,833        43,683             *
Alan C. Mendelson.........................       5,329(4)      24,896        30,225             *
William J. Newell, J.D. ..................      26,124(5)     110,209       136,333             *
J. Leighton Read, M.D. ...................       3,000         26,250        29,250             *
Michael C. Venuti, Ph.D. .................      26,632(6)     177,293       203,925             *
John P. Walker............................     248,563(7)     385,958       634,521           1.7%
All directors and executive officers as a
  group (12 persons)(8)...................     327,938        942,637     1,270,509           3.3%
5% BENEFICIAL HOLDERS
Wellington Management Company, LLP(10)....   3,385,400              0     3,835,400          10.3%
  75 State Street
  Boston, Massachusetts 02109
Bay City Capital(10)......................           0      2,482,758     2,482,758           6.2%
  750 Battery Street
  San Francisco, CA 94111


---------------
 *  Less than one percent.


 (1) Mr. Hastings became a Director in December 2000 and the President and Chief Executive Officer of Axys in January 2001.



 (2) Includes 10,500 shares acquired pursuant to a restricted stock grant.



 (3) Includes 1,350 shares beneficially owned by Mr. Lerner's wife and 1,500 shares acquired as consideration for services provided on Axys' Chief Executive Officer Search Committee.

 (4) Includes 2,500 shares acquired as consideration for services provided on Axys' Chief Executive Officer Search Committee.



 (5) Includes 12,250 shares acquired pursuant to a restricted stock grant.



 (6) Includes 15,500 shares acquired pursuant to a restricted stock grant.



 (7) Includes 26,123 shares held in the Walker Living Trust and 8,574 shares beneficially owned by Mr. Walker's wife as trustee of educational trusts for his children.



 (8)Includes David E. Riggs who became the Senior Vice President and Chief Financial Officer of Axys in September 2000 and Douglas H. Altschuler who became the Vice President and General Counsel of Axys in December 2000.



 (9)Information regarding the ownership of common stock by Wellington Management Company, LLP ("Wellington") was obtained from a Schedule 13G, dated February 28, 2001. Wellington reports shared dispositive power for all 3,835,400 shares and shared voting power over 3,029,100 shares.



(10)Subsequent to February 28, 2001, Bay City Capital, acting through two of its funds, exercised its options to acquire 2,482,758 shares of Axys common stock.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 of those persons who were either (i) the chief executive officer of the Company during the fiscal year ended December 31, 2000, (ii) up to four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 who were serving as an executive officer at December 31, 2000 or (iii) up to two other executive officers who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the Company at the end of the 2000 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM COMPENSATION
                                                                                      AWARDS
                                                                             -------------------------
                                           ANNUAL COMPENSATION               RESTRICTED     SECURITIES       ALL OTHER
                                  --------------------------------------       STOCK        UNDERLYING         ANNUAL
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)   OTHER($)     AWARDS($)      OPTIONS(#)   COMPENSATION($)(1)
  ---------------------------     ----   ---------   --------   --------     ----------     ----------   ------------------
John P. Walker(2)...............  2000    425,015    138,125    909,540(3)         --       100,000(4)         19,927(5)
  Chairman and Chief              1999    410,000         --    247,250(6)         --         85,000            7,979
  Executive Officer               1998    390,000    135,000    261,252(6)         --       435,000(7)          6,150
Michael C. Venuti, Ph.D. .......  2000    262,510     57,093         --            --       110,000(8)            911(9)
  Senior Vice President,          1999    250,000         --         --      112,375(10)     103,000            1,188
  Research and Preclinical        1998    235,000     47,000         --            --       197,000(7)            696
  Development, Chief
  Technical Officer
Daniel F. Hoth, M.D.(11)........  2000    288,503     62,748         --            --       110,000(12)         6,335(13)
  Senior Vice President,          1999    151,666         --         --      76,125(10)      150,000            5,327
  Clinical Development,
  Chief Medical Officer
William J. Newell, J.D.(14).....  2000    255,000     61,200         --            --       75,000(15)            414(16)
  Senior Vice President,          1999    238,417         --         --      88,812(10)      115,000            5,703
  Corporate and Business          1998    102,404     22,559         --            --         75,000               --
  Development, General
  Counsel & Secretary


---------------

 (1) Consists of Company matching contributions under the Company's 401(k) retirement plan and life insurance premiums.



 (2)Mr. Walker was Chief Executive Officer of Axys until December 31, 2000. Mr. Paul J. Hastings became the President and Chief Executive Officer of Axys on January 2, 2001. See the section entitled "--Management Agreements" below for a description of Mr. Hastings employment agreement.


 (3) Consists of the forgiveness of principal and interest due on one promissory note in the aggregate amount of $685,540 and a tax gross-up in the aggregate amount of $224,000 pursuant to Mr. Walker's amended and restated employment agreement. See "Compensation of Executive Officers."


 (4) Excludes the following options to acquire stock in Axys' affiliated companies granted to Mr. Walker pursuant to the 1999 Key Personnel Stock Option Plan: (i) options to acquire 50,000 shares of preferred stock of Akkadix Corporation at an exercise price of $3.33 per share, (ii) options to acquire 114,800 shares of series A preferred stock of PPGx, Inc. at an exercise price of $6.11 per share (following the acquisition of PPGx. Inc. by DNA Sciences, Inc. in December 2000 these options became fully vested options to acquire 33,947 shares of series D preferred stock of DNA Sciences, Inc. at an exercise price of $20.66 per share) and (iii) options to acquire 112,500 shares of common stock of Axys Advanced Technologies, Inc. at an exercise price of $1.00 (following the acquisition of Axys Advanced Technologies, Inc. by Discovery Partners International, Inc. in April 2000 these options became fully vested options to acquire 84,375 shares of common stock of Discovery Partners International, Inc. at an exercise price of $1.33 per share).



 (5)In 2000, Axys paid a total of $14,677 in life insurance premiums for Mr. Walker and $5,250 in matching contributions to Mr. Walker's 401(k) retirement plan.



 (6) Consists of the forgiveness of principal and interest due and an interest rate reduction under one promissory note.

 (7) Includes stock options which were canceled and regranted in connection with the Company's stock option repricing in 1998, as follows: Mr. Walker, 375,000 shares; and Dr. Venuti, 147,000 shares.



 (8) Excludes the following options to acquire stock in Axys' affiliated companies granted to Dr. Venuti pursuant to the 1999 Key Personnel Stock Option Plan: (i) options to acquire 40,000 shares of preferred stock of Akkadix Corporation at an exercise price of $3.33 per share, (ii) options to acquire 73,800 shares of series A preferred stock of PPGx, Inc. at an exercise price of $6.11 per share (following the acquisition of PPGx. Inc. by DNA Sciences, Inc. in December 2000 these options became fully vested options to acquire 21,823 shares of series D preferred stock of DNA Sciences, Inc. at an exercise price of $20.66 per share and (iii) options to acquire 100,000 shares of common stock of Axys Advanced Technologies, Inc. at an exercise price of $1.00 (following the acquisition of Axys Advanced Technologies, Inc. by Discovery Partners International, Inc. in April 2000 these options became fully vested options to acquire 75,000 shares of common stock of Discovery Partners International, Inc. at an exercise price of $1.33 per share).



 (9)In 2000, Axys paid a total of $911 in life insurance premiums for Dr.
    Venuti.



(10) Fair market value of restricted stock bonus at the time of grant was $7.25 per share of common stock. These officers voluntarily agreed to receive restricted shares, which may not be sold for one year after grant except in limited circumstances, in lieu of a cash bonus that they otherwise would have been entitled to receive. Dr. Hoth received 10,500 shares, Mr. Newell received 12,250 shares and Dr. Venuti received 15,500 shares.



(11) Dr. Hoth joined the Company in June 1999.



(12) Excludes the following options to acquire stock in Axys' affiliated companies granted to Dr. Hoth pursuant to the 1999 Key Personnel Stock Option Plan: (i) options to acquire 40,000 shares of preferred stock of Akkadix Corporation at an exercise price of $3.33 per share, (ii) options to acquire 73,800 shares of series A preferred stock of PPGx, Inc. at an exercise price of $6.11 per share (following the acquisition of PPGx. Inc. by DNA Sciences, Inc. in December 2000 these options became fully vested options to acquire 21,823 shares of series D preferred stock of DNA Sciences, Inc. at an exercise price of $20.66 per share) and (iii) options to acquire 50,000 shares of common stock of Axys Advanced Technologies, Inc. at an exercise price of $1.00 (following the acquisition of Axys Advanced Technologies, Inc. by Discovery Partners International, Inc. in April 2000 these options became fully vested options to acquire 37,500 shares of common stock of Discovery Partners International, Inc. at an exercise price of $1.33 per share).



(13)In 2000, Axys paid a total of $1,091 in life insurance premiums for Dr. Hoth and $5,250 in matching contributions to Dr. Hoth's 401(k) retirement plan.



(14) Mr. Newell joined the Company in July 1998.



(15) Excludes the following options to acquire stock in Axys' affiliated companies granted to Mr. Newell pursuant to the 1999 Key Personnel Stock Option Plan: (i) options to acquire 40,000 shares of preferred stock of Akkadix Corporation at an exercise price of $3.33 per share, (ii) options to acquire 73,800 shares of series A preferred stock of PPGx, Inc. at an exercise price of $6.11 per share (following the acquisition of PPGx. Inc. by DNA Sciences, Inc. in December 2000 these options became fully vested options to acquire 21,823 shares of series D preferred stock of DNA Sciences, Inc. at an exercise price of $20.66 per share) and (iii) options to acquire 100,000 shares of common stock of Axys Advanced Technologies, Inc. at an exercise price of $1.00 (following the acquisition of Axys Advanced Technologies, Inc. by Discovery Partners International, Inc. in April 2000 these options became fully vested options to acquire 75,000 shares of common stock of Discovery Partners International, Inc. at an exercise price of $1.33 per share).



(16)In 2000, Axys paid a total of $414 in life insurance premiums for Mr.
    Newell.

     The following table sets forth certain information with respect to grants of stock options during fiscal 2000 to the Named Executive Officers pursuant to the Company's 1997 Equity Incentive Plan, as amended.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                       POTENTIAL
                                           PERCENTAGE                             REALIZABLE VALUE AT
                                            OF TOTAL                                ASSUMED ANNUAL
                              NUMBER OF     OPTIONS                              RATES OF STOCK PRICE
                              SECURITIES   GRANTED TO                                APPRECIATION
                              UNDERLYING   EMPLOYEES    PER SHARE                 FOR OPTION TERM(1)
                               OPTIONS     IN FISCAL    EXERCISE    EXPIRATION   ---------------------
            NAME              GRANTED(2)      YEAR      PRICE(3)       DATE         5%         10%
            ----              ----------   ----------   ---------   ----------   --------   ----------
John P. Walker..............   100,000(4)     4.5%       $7.25       01/28/10    $455,949   $1,155,463
Michael C. Venuti, Ph.D. ...    50,000(4)     2.3        $7.25       01/28/10    $227,974   $  577,732
                                60,000(4)     2.7        $4.875      12/14/10    $183,952   $  466,170
Daniel F. Hoth, M.D. .......    50,000(5)     2.3        $7.25       01/28/10    $227,974   $  577,732
                                60,000(5)     2.7        $4.875      12/14/10    $183,952   $  466,170
William J. Newell, J.D. ....    25,000(4)     1.1        $7.25       01/28/10    $113,987   $  288,866
                                50,000(4)     2.3        $4.875      12/14/10    $153,293   $  388,475


---------------
(1) Potential realizable value is based on the assumption that the common stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimate or projection of the future common stock price.


(2) Excludes grants of options to purchase securities of certain affiliated companies of Axys pursuant to the 1999 Key Personnel Stock Option Plan made to the Named Executive Officers in 2000 as described in footnotes (4), (8),
    (12) and (15) to the Summary Compensation Table above.



(3) Options granted at a price equal to the fair market value of the Company's common stock on the date of grant. Fair market value is determined by reference to the closing sale price of the common stock on the Nasdaq National Market.



(4) Vests in equal monthly installments over four years from the date of grant.



(5) One-eighth of the shares vest after six months, the remaining shares vest in equal monthly installments over the following three and one half years.


     The following table sets forth certain information with respect to options exercised during fiscal 2000 and exercisable and unexercisable options held by the Named Executive Officers as of December 31, 2000.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE


                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                              OPTIONS AT                    OPTIONS AT
                            SHARES                          FISCAL YEAR END             FISCAL YEAR END(1)
                          ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                           EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                          -----------   -----------   -----------   -------------   -----------   -------------
John P. Walker..........      --            --          348,409        211,591       $218,042       $101,333
Michael C. Venuti,
  Ph.D. ................      --            --          162,748        212,752       $117,432       $202,093
Daniel F. Hoth, M.D. ...      --            --           77,333        193,167       $115,988       $238,313
William J. Newell,
  J.D...................      --            --           99,353        177,897       $ 56,996       $175,155


---------------

(1) Based on the closing sales price of the Common Stock ($5.625) on December 31, 2000, minus the exercise price of the option, multiplied by the number of shares to which the option relates. Excludes options to purchase securities of certain affiliated companies of Axys pursuant to the 1999 Key Personnel Stock Option Plan granted to the Named Executive Officers in 2000 as described in footnotes (4), (8), (12) and (15) to the Summary Compensation above.

MANAGEMENT AGREEMENTS


     Paul Hastings' Employment Agreement. Mr. Hastings became Axys' President and Chief Executive Officer in January 2001. Mr. Hastings' employment agreement with the Company (the "Hastings Employment Agreement") provides for an initial annual base salary of $400,000, beginning in January 2001, and provides for an annual bonus of up to fifty percent of Mr. Hastings' base salary, if Mr. Hastings achieves certain target goals specified by the Board. In addition, the Company loaned Mr. Hastings $300,000 pursuant to the terms of a promissory note with an interest rate of 5.61%, per annum. This note is due and payable on January 2, 2004, is full-recourse and is to be secured by shares of the Company's common stock acquired by Mr. Hastings upon the exercise of any stock options. If Mr. Hastings continues to provide his services to the Company through January 2, 2004, the entire note will be forgiven by the Company. All remaining principal and accrued interest under the promissory note will become immediately due and payable upon Mr. Hastings' termination of service for any reason other than Mr. Hastings' termination of employment for "Good Reason" or Mr. Hastings' termination of employment without "Cause" or due to death or disability.



     In connection with his employment agreement, Mr. Hastings was also granted options to purchase 500,000 shares of common stock at the fair market value on the date of grant which vest over a four year period. Mr. Hastings was also granted non-statutory performance options to purchase an additional 100,000 shares of common stock which may vest over a four year period if certain performance goals are met, or in the event such goals are not met, the entire performance option will vest on the seventh anniversary of the grant date, subject to Mr. Hastings continued employment at Axys. In addition, in the event of certain terminations of employment, Mr. Hastings will continue for one year to receive monthly payments in the amount equal to one-twelfth of the sum of his base salary plus his target bonus amount and if the termination of employment is in connection with a change in control of Axys, all stock options held by Mr. Hastings that would have vested within twelve months of the date of such termination, will immediately and automatically vest.



     William Newell's Employment Agreement. In 2001, the Company entered into an amended and restated employment agreement with Mr. Newell to continue to serve as Axys' senior vice president, corporate and business development. The agreement provides, among other things, for an annual salary of $275,000 and eligibility for a bonus in an amount up to 30% of his annual salary. In the event of certain terminations of employment, Mr. Newell will receive a severance payment equal to 100% of his annual base salary plus 100% of his target bonus, and if the termination of employment is in connection with a change in control of Axys, all of Mr. Newell's unvested stock options will immediately and automatically vest.



     Michael Venuti's Employment Agreement. In 2001, the Company entered into an amended and restated employment agreement with Dr. Venuti to continue to serve as Axys' senior vice president, research and preclinical development and chief technical officer. The agreement provides, among other things, for a starting salary of $290,000 per year and eligibility for a bonus in an amount up to 30% of his annual salary. In the event of certain terminations of employment, Dr. Venuti will receive a severance payment equal to 100% of his annual base salary and 100% of his target bonus amount, and if the termination of employment is in connection with a change in control of Axys, all of Dr. Venuti's unvested stock options will immediately and automatically become fully vested and exercisable. In addition, in August 2000, the Company advanced Dr. Venuti $300,000 in a note receivable which bears interest at 6.37% which is due annually. Dr. Venuti's employment agreement provides that the note plus accrued interest will be forgiven over five years, subject to Dr. Venuti's continued employment with Axys. Dr. Venuti's employment agreement also provides that in the event of certain terminations of employment, all remaining principal amounts plus all accrued interest due under the promissory note would be immediately forgiven.


     Daniel Hoth's Employment Agreement. In 2001, the Company entered into an employment agreement with Dr. Hoth to continue to serve as Axys' Senior Vice President, Clinical Development and Chief Medical Officer. The agreement provides, among other things, for an annual salary of $305,000 and eligibility for a bonus in an amount up to 30% of his annual salary. In the event of certain terminations of employment, Dr. Hoth will receive a severance payment equal to 100% of his base salary plus 100% of his target bonus, and if the termination of employment is in connection with a change in control of Axys, all of Dr. Hoth's unvested stock options will immediately and automatically vest.

     John Walker's Agreement. Mr. Walker has an amended and restated employment agreement with the Company to serve as non-executive chairman (the "Walker Agreement"). The Walker Agreement provides for an annual salary of $212,500 beginning January 1, 2001 and the continuation of his split dollar life insurance policy with a benefit payable to Mr. Walker of approximately $1.2 million. Mr. Walker had previously issued a promissory note to the Company of which $400,000 remained unpaid and $94,611 in interest had accrued as of December 14, 2000. Pursuant to the Walker Agreement, all outstanding principal and interest due under this note was forgiven. In addition, Mr. Walker shall also receive a tax gross-up payment of up to $160,000 to pay taxes due as a result of the forgiveness of principal and interest due on the note.



     Under the Walker Agreement both parties have the right to terminate the agreement at any time for any reason whatsoever, with or without "Cause" or advance notice. If Mr. Walker's employment is terminated for any reason other than death, disability, a voluntary termination not for "Good Reason", or a termination for "Cause", then Mr. Walker shall receive a lump sum payment equal to his remaining unpaid base salary and any unvested options held by Mr. Walker shall immediately vest.



     Under the Walker Agreement, if during or for two years immediately following the termination of the Walker Agreement, Mr. Walker, without prior approval of the Company, directly or indirectly engages or prepares to engage in any activities in competition with the Company, or accepts employment or establishes a business relationship with a business engaged in or preparing to engage in competition with the Company, then the 100,000 share stock option grant originally made to Mr. Walker in October 1998 will, to the extent not previously exercised or terminated pursuant to its terms, immediately terminate.

                      REPORT OF THE COMPENSATION COMMITTEE

WHAT IS THIS REPORT?

     The SEC requires that public companies disclose all procedures and mechanisms that are used to establish officer compensation. This report explains the criteria that the Company used to determine the compensation of its officers in 2000.

WHO SERVES ON THE COMPENSATION COMMITTEE?

     The Compensation Committee consists of directors who are not employees of the Company. During 2000, the Compensation Committee was composed of Mr. Kailian and Dr. Read.

WHAT ARE THE COMPENSATION COMMITTEE'S RESPONSIBILITIES?

     The Compensation Committee is responsible for establishing and implementing policies and programs to compensate the Company's executives. The Compensation Committee met two times in 2000 to review and recommend compensation levels and certain stock grants for all executive officers for 2000. The Compensation Committee submits its recommendations to the entire Board for approval. The Board adopted the Compensation Committee's recommendations without modification.

WHAT IS OUR COMPENSATION PHILOSOPHY?

     The primary objective of our executive compensation program is to attract, retain and reward executive officers and other employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. The Compensation Committee accomplishes this by:

          1. Establishing salaries competitive with those of leading biotechnology and pharmaceutical companies with which the Company competes for talent.

          2. Maintaining incentive opportunities designed to motivate and reward achievement of the Company's and each individual's goals. These incentives consist of cash bonuses and stock options, and are designed to bring the total compensation for key employees to competitive levels within the industry.

          3. Providing significant equity-based incentives for executives and other key employees to ensure that these individuals are motivated over the long term and respond to challenges and opportunities as owners and not just as employees.


     In light of the competitive environment in the Company's industry, the Compensation Committee elected to have the Company enter into employment agreements, or to amend existing employment agreements, with the Company's top executives during the first quarter of 2001. The new employment agreements and the amendments to the existing employment agreements were designed to provide consistent compensation among the Company's top executives and to provide competitive compensation packages in order to retain and motivate the Company's top executives.


HOW IS EXECUTIVE BASE COMPENSATION DETERMINED?

     Salary. The base salary for all employees, including executive officers, is based upon a review of an employee's salary level against the compensation of employees in similar positions in other biotechnology and pharmaceutical companies, in accordance with a published survey of the employee compensation of companies of comparable size to the Company and in the same geographical region. Base salaries are targeted at the third quartile for comparable positions in the other companies. Salary adjustments for 2000 were based on each individual's performance ranking. In January 2000, based on this information and on each individual's performance in 1999, the Compensation Committee recommended 2000 base salary increases of 2.5% to 5.0% over 1999 base salaries for executive officers, including the Chief Executive Officer. In establishing base salaries for the Company's executive officers, the Compensation Committee carefully reviewed the progress made in the programs headed by each executive officer in 2000, together with the achievements of each

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

executive officer and the departments reporting to such executive officer, during 2000, and the dependence of the Company on these executive officers for scientific and business development and executive leadership.

IS THERE A BONUS PROGRAM?


     Cash. A portion of the cash compensation is paid to the Company's executive officers and other senior management personnel in the form of an annual bonus. Bonus payments for 2000 were based 50% on the attainment of goals established for the Company as a whole, and 50% on the attainment of goals established for each executive officer, and were limited (except in cases of overachievement) to a percentage of each executive officer's base salary, which ranged from 25% to 50% of an executive officer's respective base salary. General corporate goals in 2000 included, among other items, continued progress in the Company's preclinical and clinical programs, expanding the Company's oncology pipeline, creating value in the Company's affiliated businesses, achievement of financial targets and increasing stockholder value. The Compensation Committee determined after a review of the Company's achievement of scientific and business goals, that 65% achievement level was merited for each executive officer for the component of the bonus calculations dependent on the Company's attainment of its established goals for 2000. Based on its review of the degree of attainment of Company and personal goals, the Compensation Committee recommended and the Board approved individual bonuses ranging from 65% to 80% (applied pro rata where appropriate) of the executive officer's respective targeted bonus amounts.



     Stock Options. One of the primary components of Axys' long-term incentive program are its stock option plans. Through stock option grants that are based on performance, executives receive significant equity incentives to build long-term stockholder value. Stock option grants are also used to retain these officers in light of the increasing demands placed on them due to the Company's growth. The grants typically vest over a four-year period and are set at the fair market value of Axys' common stock on the date of the grant. The Compensation Committee does consider the number of options previously granted to an executive in determining the size of a new grant. All Named Executive Officers received stock option grants in January 2000. In December 2000, additional stock options were granted to all the Named Executive Officers other than Mr. Walker at levels reflecting, among other things, their contributions to the achievement of the Company's and their personal goals in 2000 and the level of stock grants recently awarded to them.



     In 1999, the Company adopted the 1999 Key Personnel Stock Option Plan (the "Key Personnel Plan") which permits Axys to grant options to acquire capital stock, which is held by Axys, in certain of Axys' affiliated companies. Axys internally develops affiliated companies from its ancillary technology and attempts to ultimately realize value from an affiliated company through the sale of such affiliated company once it has a well developed business. When adopted in 1999, the Key Personnel Plan permitted grants of options to acquire capital stock in Axys Advanced Technologies, Inc., Akkadix Corporation and PPGx, Inc.



     During 2000, the Compensation Committee recommended, and the Board approved grants of options under the Key Personnel Option Plan in order to reward key executives who were instrumental in the development of the affiliated businesses and to provide incentives to such executives to maximize the value of the affiliated businesses. By providing incentives to executives to maximize the value of an affiliated company, Axys is able to provide incentives which, upon the disposition of the affiliated company, maximizes the value received by Axys.



     The Key Personnel Plan provides that the options granted pursuant to the plan will vest on a schedule determined by the Board and have an exercise price which may not be less than Axys' per share investment price in the securities underlying the options. The Key Personnel Plan also provides that if an affiliated business is acquired by a third party, the options outstanding with respect to such affiliated business will automatically vest and the holder of the option will be granted an option to acquire a pro rata portion of the consideration received by Axys in the sale transaction. In April 2000, Axys Advanced Technologies, Inc. was acquired by Discovery Partners International, Inc. and all outstanding options to acquire shares of capital stock of Axys Advanced Technologies, Inc. issued under the Key Personnel Plan became fully vested options to acquire shares of common stock of Discovery Partners International, Inc. In December 2000, PPGx, Inc. was acquired by DNA Sciences, Inc. and all outstanding options to acquire shares of capital stock of PPGx,

Inc. issued under the Key Personnel Plan became fully vested options to acquire shares of capital stock of DNA Sciences, Inc.



     The Committee recommended and the Board approved grants of options to acquire stock held by Axys in certain of Axys' affiliated companies, Axys Advanced Technologies, Inc., Akkadix Corporation and PPGx, Inc., pursuant to Axys 1999 Key Personnel Stock Option Plan. Each option grant made in 2000 under the Key Personnel Option Plan included a four year vesting period and an exercise price equal to Axys' per share investment price in the shares underlying the options. The exercise prices for options granted in 2000 for shares of capital stock in Axys Advanced Technologies, Inc., Akkadix Corporation and PPGx, Inc. were $1.00, $3.33 and $6.11 per share, respectively. During 2000, options to acquire capital stock in such affiliated companies were granted to the Named Executive Officers and certain other qualifying employees at levels reflecting, among other things, their respective contributions to such affiliated companies.


HOW IS THE CHIEF EXECUTIVE OFFICER COMPENSATED?

     John P. Walker. Mr. Walker served as Axys' Chief Executive Officer from February 1993 until December 31, 2000. Mr. Walker's initial salary, potential bonus and stock option grants were determined on the basis of negotiations between the Board and Mr. Walker, while taking into account his experience, competitive salary information and market conditions at the time. In 1999, the Company entered into an amended Employment Agreement with Mr. Walker. Based on the same criteria described above for all executive officers of the Company, the Compensation Committee recommended an increase of 3.7% in Mr. Walker's base salary for 2000 over his 1999 base salary. Other compensation in the form of forgiveness of indebtedness and the procurement of certain life insurance was paid in accordance with the terms of Mr. Walker's 1999 employment agreement. In addition, in accordance with the Company's bonus program outlined above, Mr. Walker was additionally eligible for a targeted bonus of 50% of his 2000 salary. The Compensation Committee took into account the extent to which the Company had achieved its goals in 2000 and, as described above, the Compensation Committee determined that the Company's performance merited bonus grants of 65% of the target level for determinations based on Company performance in 2000. As a result, Mr. Walker was granted a cash bonus of $138,125 which represents 65% of his targeted bonus of 50% of his 2000 salary. Additionally, in January 2000, the Compensation Committee recommended and the Board approved the grant of options to purchase 100,000 shares of the Company's common stock under the 1997 Equity Incentive Plan, at the fair market value of the Company's common stock on the grant date in recognition of the Company's and Mr. Walker's other achievements during 2000. In determining the size of the stock option grant to Mr. Walker, the Compensation Committee considered the previous grants made to Mr. Walker, the grants made to other executive officers for 2000 and the desirability of aligning the interests of Mr. Walker with those of the stockholders. The 100,000 shares subject to the option vest over four years from the grant date at the rate of 1/48 of the shares subject to the option each month following the grant date.


     In September 2000, the Board and Mr. Walker agreed that Mr. Walker would resign as the Chief Executive Officer of Axys upon the appointment of his successor. After a series of discussions between Mr. Walker, the Compensation Committee and the Board, it was determined that, in connection with his agreement to step down as the Chief Executive Officer and in recognition of his years of service to Axys and the services he would continue to provide Axys as a non-executive Chairman following his resignation, Mr. Walker's employment agreement should be amended. Therefore, Mr. Walker and the Company entered into an amended employment agreement which provides that Mr. Walker will serve as a non-executive Chairman of Axys for an annual salary of $212,500 beginning January 1, 2001. The agreement also provides Mr. Walker with other compensation in the form of forgiveness of indebtedness, the procurement of certain life insurance and a tax gross-up for tax incurred as a result of the debt forgiveness. The agreement also provides that Mr. Walker will not, directly or indirectly, compete with the Company during the term of the agreement and for two years immediately following the termination of Mr. Walker's employment. For a more detailed description of the terms of Mr. Walker's employment agreement, see the section of this proxy statement entitled "Compensation of Executive Officers -- Management Agreements."


     Paul J. Hastings. In January 2001, Mr. Hastings was appointed as the Company's President and Chief Executive Officer. Mr. Hastings' initial salary, potential bonus and stock option grants were determined on the basis of negotiations between the Compensation Committee, the Board and Mr. Hastings, while taking into account his experience, competitive salary information and current market conditions. Mr. Hastings' employment agreement provides for an initial annual base salary of $400,000 and eligibility for an annual bonus of up to fifty percent of Mr. Hastings' base salary, if Mr. Hastings achieves certain target goals specified by the Board. In addition, the Company agreed to loan Mr. Hastings $300,000 pursuant to the terms of a promissory note with an interest rate of 5.61%, per annum. The note is due and payable on January 2, 2004, is full-recourse and is secured by shares of the Company's common stock acquired by Mr. Hastings upon the exercise of any stock options. If Mr. Hastings continues to provide his services to the Company through January 2, 2004, the entire principal amount and all accrued interest under the note will be forgiven by the Company. In connection with his employment agreement, Mr. Hastings was also granted options to purchase 500,000 shares of common stock at the fair market value on the date of grant which vest over a four year period. Mr. Hastings was also granted non-statutory performance options to purchase an additional 100,000 shares of common stock which may vest over a four year period if certain performance goals are met. In the event such goals are not met, the entire performance option will vest on the seventh anniversary of the grant date, subject to Mr. Hastings continued employment at Axys. In addition, in the event of certain terminations of employment, Mr. Hastings will continue for one year to receive monthly payments in an amount equal to one-twelfth of the sum of his base salary plus his target bonus amount and all stock options held by Mr. Hastings that would have vested within twelve months of the date of such termination, will immediately and automatically vest. For a more detailed description of the terms of Mr. Hastings' employment agreement, see the section of this proxy statement entitled "Compensation of Executive Officers -- Management Agreements."


HOW HAVE WE RESPONDED TO IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION?


     The Compensation Committee has reviewed the Company's compensation structure in light of Section 162(m) of the Internal Revenue Code, which limits the amount of compensation that the Company may deduct in determining its taxable income for any year to $1,000,000 for any of its five most highly compensated executive officers. An exception to the limit applies to certain types of performance-based awards granted under plans approved by the Company's stockholders, which may include stock options. The Compensation Committee's policy is to qualify bonus and option grants for the performance-based exception to the $1,000,000 deduction limitation or to otherwise maintain total compensation below the deduction limitation whenever possible. In 2000, no executive officer's compensation exceeded the limitation set by Section 162(m), except that the aggregate compensation paid to Mr. Walker in 2000 exceeded the limitation set by Section 162(m); consequently, the Company will not be entitled to a deduction for any compensation paid to Mr. Walker in 2000 in excess of $1,000,000.


     Submitted on             , 2001 by the members of the Compensation
Committee of the Company's Board of Directors.

                                          Mr. Kailian
                                          Dr. Read

     The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

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

             GENERAL DESCRIPTION OF THE 1997 EQUITY INCENTIVE PLAN


     In November 1997, the Axys Board of Directors adopted the 1997 Equity Incentive Plan (the "Equity Incentive Plan") and reserved 2,500,000 shares of Axys common stock for issuance thereunder. In 2000, following approval by Axys' stockholders at last year's annual meeting, an amendment to the Equity Incentive Plan was adopted which increased the number of shares of common stock available for issuance thereunder by 1,500,000 shares to 4,000,000 shares. As described in the second proposal for the annual meeting, the Board is seeking approval to increase the number of shares of Axys common stock reserved for issuance under the Equity Incentive Plan by 1,500,000 shares to a total of 5,500,000 shares.


     The Equity Incentive Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and restricted stock purchase rights to eligible employees, officers, directors and consultants. Incentive stock options granted are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options are not intended to qualify as incentive stock options under the Code.

     Why does Axys offer the Equity Incentive Plan? The purpose of the Equity Incentive Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors and consultants of Axys and to promote the success of Axys' business. Pursuant to the Equity Incentive Plan, Axys may grant or issue incentive stock options to employees and officers and nonstatutory stock options, stock bonuses or stock purchase rights to employees, officers, consultants and directors.

     Why is Axys Seeking to Increase the Number of Shares Eligible for Issuance Under the Equity Incentive Plan? Currently, none of the 4,000,000 shares authorized for issuance under the Equity Incentive Plan are available for future grants. During 2000 and the first quarter of 2001, Axys had an increased need for options issued under the Equity Incentive Plan due, in part, to the hiring of a new Chief Executive Officer. The total current number of shares available for issuance under the Equity Incentive Plan represents 10.7% of Axys' outstanding common stock as of February 28, 2001. If the amendment is approved by the stockholders, the 5,500,000 shares available for issuance under the Equity Incentive Plan will represent 14.7% of Axys' outstanding common stock as of February 28, 2001. The additional authorized shares are necessary in order for Axys to attract and retain qualified personnel and to continue to provide additional incentives to its current employees, officers, directors and consultants.

     Who is in charge of the Equity Incentive Plan? The Equity Incentive Plan is administered by the Board of Directors. The Axys Board of Directors has the power to construe and interpret the Equity Incentive Plan and, subject to the provisions of the Equity Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. The Axys Board of Directors is authorized to delegate administration of the Equity Incentive Plan to one or more committees and has delegated such authority to the Compensation Committee and, for grants to employees other than executive officers, the Option Committee. As used herein with respect to the Equity Incentive Plan, the "Axys Board of Directors" refers to the Compensation Committee and the Option Committee, as well as to the Axys Board of Directors itself.

     Axys currently limits the directors who may serve as members of the Compensation Committee to those who are "outside directors," as such term is defined in Section 162(m) of the Code. This limitation excludes from the Compensation Committee (i) current employees of Axys, (ii) former employees of Axys receiving compensation for past services (other than benefits under a tax-qualified retirement plan), (iii) current and former officers of Axys and
(iv) directors currently receiving direct or indirect compensation from Axys in any capacity (other than as a director); unless any such person described above is otherwise considered an "outside director" under applicable federal regulations under the Code.

     Who is Eligible to Participate in the Equity Incentive Plan? Generally speaking, employees, officers, directors and certain consultants of Axys and its parents and subsidiaries (as defined in Section 424(e) of the Code) ("Affiliates") are eligible to participate in the Equity Incentive Plan.

     Notwithstanding the foregoing, no incentive stock option may be granted under the Equity Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Axys or any Affiliate of Axys, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option at the date of grant, and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of Axys and its Affiliates) may not exceed $100,000.

     Under the Equity Incentive Plan, no individual may be granted options covering more than 500,000 shares of common stock in any calendar year. The purpose of such a per-employee limitation is to comply with regulations under the Code that permit certain performance-based compensation, including compensation attributable to stock options that meet specified criteria, to be exempt from the $1,000,000 limitation under Section 162(m) of the Code on the amount that may be deducted by publicly held corporations for compensation paid to certain employees. See "Federal Income Tax Information" below. Axys does not currently have any intention of granting such number of options to any individual. There can be no assurance, however, that the Axys Board of Directors will not determine in some future circumstances that it would be in the best interests of Axys and its stockholders to grant options to purchase such number of shares to a single employee during a calendar year.

     What are the terms of the Options granted?

     Exercise Price; Payment. The exercise price of stock options granted under the Equity Incentive Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in the case of incentive stock options granted to certain individuals (see "Who is Eligible to Participate in the Equity Incentive Plan" above), may not be less than 110% of such fair market value.

     The exercise price of options granted under the Equity Incentive Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Axys Board of Directors: (i) by delivery of other common stock of Axys, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Axys Board of Directors.

     Option Exercise. Options granted under the Equity Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Axys Board of Directors. Shares covered by currently outstanding options under the Equity Incentive Plan typically vest at the rate of 12.5% of the shares subject to the option at the end of the first six months and 1/42 of the shares subject to the option each month for 42 months thereafter, for initial grants to employees. Subsequent grants to employees generally vest monthly over 48 months. Shares covered by options granted in the future under the Equity Incentive Plan may be subject to different vesting terms. The Axys Board of Directors has the power to accelerate the time during which an option may be exercised. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing Axys to withhold a portion of the stock otherwise issuable to the optionee, by delivering already owned stock of Axys or by a combination of these means.

     Term. The maximum term of options granted under the Equity Incentive Plan is 10 years, except that, in the case of incentive stock options granted to certain individuals (see "Who is Eligible to Participate in the Equity Incentive Plan"), the maximum term is five years. Options under the Equity Incentive Plan terminate ninety (90) days after termination of the optionee's employment or relationship as a consultant or director of Axys or any Affiliate of Axys, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within twelve (12) months of such termination; (b) the optionee dies while employed by or serving as a consultant of Axys or any Affiliate of Axys, or within ninety (90) days after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve (12) months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. In any event an Option is not exercisable for a period longer than the term of such Option as set forth in the agreement evidencing the Option. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consultant or director relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

     What Are the Other Forms of Awards Granted Under the Plan?

     Restricted Stock Awards. A restricted stock award is an award typically for a fixed number of shares of common stock subject to restrictions. The Axys Board of Directors specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service only and/or performance standards) imposed on such shares.

     Stock Bonuses. The Axys Board of Directors may grant a stock bonus to any eligible person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Axys Board of Directors. The number of shares so awarded shall be determined by the Axys Board of Directors.

     What Happens if There is a Change in the Stock Subject to the Equity Incentive Plan? If there is any change in the stock subject to the Equity Incentive Plan or subject to any option granted under the Equity Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Equity Incentive Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

     What Happens in the Event of Certain Corporate Transactions? The Equity Incentive Plan provides that, in the case of certain corporate events, outstanding options under the Equity Incentive Plan will be assumed or equivalent options substituted by each successor corporation or a parent or subsidiary of such successor corporation or in the event that the successor corporation refuses to assume or replace, then such options shall accelerate and become immediately exercisable in full and will subsequently terminate if not exercised prior to the completion of the corporate transaction. Generally, such corporate events include a 50% or more change in ownership of the Company, certain mergers or consolidations, or liquidation or dissolution of the Company or sale of substantially all of the Company's assets.

     What is the Duration of the Equity Incentive Plan and Can it Be Amended or Terminated? The Axys Board of Directors may suspend or terminate the Equity Incentive Plan without stockholder approval at any time. Unless sooner terminated, the Equity Incentive Plan will terminate in November 2007.

     The Axys Board of Directors may also amend the Equity Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of Axys within twelve months before or after its adoption by the Axys Board of Directors if such modification requires stockholder approval in order to comply with Rule 16b-3 promulgated under the Exchange Act, or satisfy the requirements of Section 422 of the Code or any Nasdaq or securities exchange listing requirements. The Axys Board of Directors may submit any other amendment to the Equity Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees. Additionally, the Board may amend the Plan in any manner it deems necessary or advisable in order to provide eligible employees, directors or consultants with the maximum benefits provided or to be provided under the Code and any regulations promulgated thereunder with respect to incentive stock options or to bring the Equity Incentive Plan or incentive stock options into compliance with the Code.

     What are the Tax Implications to Participants in the Equity Incentive Plan?

     Incentive Stock Options. Incentive stock options under the Equity Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or Axys by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in the imposition of or an increase in liability of the optionee under the alternative minimum tax rules.

     If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be a capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition the optionee will recognize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, Axys will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Equity Incentive Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or Axys by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, Axys is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Axys will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Stock Bonuses and Restricted Stock. Stock bonuses and restricted stock granted under the Equity Incentive Plan generally has the following federal income tax consequences:

     Upon acquisition of stock under a stock bonus award the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. With respect to nontransferable restricted stock subject to a substantial risk of forfeiture, the recipient will recognize ordinary income on the stock equal to the excess of the fair market value of the stock over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognitions as of the date of grant). With respect to employees, Axys is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Axys will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the Equity Incentive Plan, when combined with all other types of compensation received by a covered employee from Axys, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Department of Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of outside directors; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Restricted stock qualifies as performance-based compensation under these Department of Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain: (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

                AMENDMENT TO AXYS' CERTIFICATE OF INCORPORATION


     The Board is requesting approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of the Company's authorized shares of common stock by 50 million shares to a total of 100 million shares. A copy of this amendment is attached to this proxy statement as Appendix B.


     The additional common stock to be authorized by adoption of the amendment would be part of the existing class of the Company's common stock and, if and when issued, would have rights and privileges identical to the currently outstanding shares of common stock of the Company. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of the common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. The amendment would become effective upon the filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. If the amendment is adopted, the Company intends to file the Certificate of Amendment as soon as practicable after stockholder approval is obtained and expects that the filing would be made on or about May 15, 2001.


     Axys is seeking to increase the number of authorized shares of its common stock from 50 million to 100 million shares in order to provide the Company with the ability to enter into future transactions which would require the issuance of common stock, as well as permit the exercise or conversion of all outstanding and future convertible securities. As of February 28, 2001, approximately 37.4 million of the 50 million authorized shares of common stock were outstanding. As of February 28, 2001, on a fully-diluted basis (which assumes the exercise of all outstanding options and warrants and the conversion of all convertible securities), approximately 48.5 million of the 50 million shares of authorized common stock were outstanding. Axys believes an increase in the number of shares of authorized common stock is necessary in order to have enough authorized shares to reserve for the future exercise of all outstanding options and warrants, the conversion of all convertible securities, and for capital financing transactions or other transactions which may require the issuance of shares of common stock.


     The Board has no present plans for issuing any of the additional shares of common stock which would be authorized by the amendment except as would be required in connection with common stock presently reserved for issuance pursuant to outstanding options, warrants and other convertible securities.

     Although at present the Board has no plans to issue additional shares of common stock in excess of the number previously authorized, it believes it is desirable to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, except as may be required by law, regulatory authorities and the Nasdaq Stock Market or any other stock exchange on which the Company's shares may then be listed. The additional shares may be used for various purposes including, without limitation, stock splits and dividends, raising capital, paying interest in common stock on the Company's convertible debt, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or research and development programs through the acquisition of other businesses or technologies.



     The existence of additional authorized shares of common stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. The Company is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire the voting stock or assets of the Company.


     If the amendment to the Certificate of Incorporation is approved by the stockholders at the annual meeting, the first paragraph of Article Fourth of the Company's Certificate of Incorporation, as amended, would read in full as follows:

          "FOURTH: The total number of shares of capital stock that the Corporation shall have the authority to issue shall be 110,000,000 shares, all of which shall be divided into two (2) classes: Preferred Stock, to consist of 10,000,000 shares, par value $.001 per share and Common Stock, to consist of 100,000,000 shares, par value $.001 per share."

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Axys Pharmaceuticals, Inc. Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq National Market. The current members of the Audit Committee are Mr. Lerner (Chairman), Dr. Arvin and Mr. Mendelson. The members in 2000 were Mr. Lerner (Chairman), Dr. Arvin, and Dr. Kennedy. Dr. Kennedy resigned from the Board of Directors and the Audit Committee in December 2000. Mr. Mendelson replaced Dr. Kennedy in February 2001. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A.

     The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2000 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to the Company is compatible with maintaining the auditors' independence.

     The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company's financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company's auditors meet the applicable standards for auditor independence.

     Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC.

     Submitted on             , 2001 by the members of the Audit Committee of
the Company's Board of Directors.

                                          Mr. Lerner (Chairman)
                                          Dr. Arvin
                                          Mr. Mendelson

     The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS


     Subject to ratification by the stockholders, the Board of Directors has reappointed the firm of Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2001. A representative of Ernst & Young LLP is expected to be present at the annual meeting to respond to appropriate questions, and will be given the opportunity to make a statement if he or she so desires.



     In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interest of the Company and its stockholders.



     Ernst & Young LLP has served as independent auditors to the Company for the fiscal year ended December 31, 2000. Fees for the audit for the fiscal year ended December 31, 2000 were $185,000 and all other fees were $400,000, including audit related services of $258,000 and non-audit services of $142,000. Audit related services include fees for accounting consultation and SEC registration statements. There were no fees paid to Ernst & Young LLP for financial information system design and implementation services. The Audit Committee has considered whether the provision of these non-audit services is compatible with maintaining the principal accountants' independence.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires directors, executive officers and holders of more than 10% of Axys' common stock to file reports with the SEC regarding their ownership and changes in ownership of Axys' common stock. Such persons are required by regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on its review of copies of such reports received by the Company or written representations from certain reporting persons that no other reports were required, during the year ended December 31, 2000, all of the Company's directors and executive officers and persons who own more than 10% of the common stock have complied with the reporting requirements of Section 16(a), except that Douglas H. Altschuler failed to timely file a Form 3 after he joined Axys in December 2000 as its Vice President and General Counsel.

              RELATIONSHIPS AND TRANSACTIONS YOU SHOULD KNOW ABOUT


     In 1997, the Company advanced $750,000 in a note receivable to John P. Walker, the Company's Chief Executive Officer during 2000 until December 31, 2000 and a nominee for director. The note, when it was outstanding, bore interest at the rate of 6.02% per year until 1999 when the interest rate was reduced to 4.71% per year. The note was full recourse and secured by shares of Axys common stock owned by Mr. Walker. In December 2000, the Company amended the 1999 employment agreement with Mr. Walker. Under the terms of the agreement, Mr. Walker will receive approximately one-half of his former salary and bonus, forgiveness of his note receivable plus accrued interest at December 31, 2000, in exchange for three years of continued service and an agreement not to compete. The agreement is in effect through December 31, 2003. The Company charged compensation expense in 2000 for the forgiveness of the note receivable. For a more detailed discussion of Mr. Walker's employment agreement see the section of this proxy statement entitled "Compensation of Executive
Officers -- Management Agreements."



     In August 2000, the Company advanced $300,000 in a note receivable to Dr. Michael C. Venuti for housing assistance. The note earns interest at 6.37% per year and interest is due annually. The note plus accrued interest is forgivable over five years, subject to Dr. Venuti's continued employment with Axys.

     In January 2000, the Company advanced $300,000 in a note receivable to Paul
J. Hastings. The note earns interest at 5.61% per annum. The note is due and payable on January 2, 2004, is full-recourse and is secured by shares of common stock that Mr. Hastings acquires upon the exercise of any stock options. The entire note will be forgiven by the Company if Mr. Hastings continues to provide his services to the Company through January 2, 2004.

                               PERFORMANCE GRAPH

     The graph below shows a five-year comparison of cumulative total returns from an initial $100 investment in Axys, the Nasdaq Composite and the AMEX Biotechnology Index. All values include reinvestment of dividends, except for Axys' values because Axys has never paid dividends. On April 9, 2001, the
closing price per share of Axys' common stock was $          , as reported by
the Nasdaq National Market.

                              [PERFORMANCE GRAPH]

              --------------------------------------------------------------------------------
                                     Dec 95    Dec 96    Dec 97    Dec 98    Dec 99    Dec 00
              --------------------------------------------------------------------------------
               Axys
                Pharmaceuticals
                Inc.                 100.00    100.00     62.04     43.52     30.09     41.66
               Nasdaq US Index       100.00    122.71    149.25    209.28    386.77    234.81
               Amex Biotechnology
                Index                100.00    107.87    121.42     138.4    292.62    496.61
              --------------------------------------------------------------------------------

                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the Board's intention to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          Douglas H. Altschuler
                                          Vice President and General Counsel

April   , 2001

                                   APPENDIX A
                           AXYS PHARMACEUTICALS, INC.

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and such legal compliance and ethics programs as may be established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     - The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to stockholder approval.

     - The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and any legal and ethical compliance programs.

       Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

     - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purpose of this review.

     - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                                                      APPENDIX B

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          AXYS PHARMACEUTICALS, INC.,
                             A DELAWARE CORPORATION

     Axys Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (this "Corporation"), DOES HEREBY CERTIFY:

          1. That the Board of Directors of this Corporation adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of this Corporation. The resolution setting forth the proposed amendment is as follows:

             "NOW, THEREFORE, BE IT RESOLVED, that the Restated Certificate of Incorporation of this Corporation by amending the first paragraph of Article FOURTH, so that, as amended, the first paragraph of Article FOURTH shall read in its entirety as follows:

             FOURTH: The total number of shares of capital stock that the Corporation shall have the authority to issue shall be 110,000,000 shares, all of which shall be divided into two (2) classes: Preferred Stock, to consist of 10,000,000 shares, par value $.001 per share and Common Stock, to consist of 100,000,000 shares, par value $.001 per share."

          2. This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted and approved by the stockholders of this Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF the undersigned has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed as of the day of May, 2001, and hereby affirm and acknowledge under penalty of perjury that the filing of this Certificate of Amendment of Restated Certificate of Incorporation of Axys Pharmaceuticals, Inc. is the act and deed of Axys Pharmaceuticals, Inc.

                                          AXYS PHARMACEUTICALS, INC.,
                                          a Delaware corporation

                                          By:
                                            ------------------------------------

                                                                      APPENDIX C

                               DIRECTIONS TO AXYS

FROM THE NORTH (SAN FRANCISCO):

- Take 101 South to the Grand Avenue exit.

- At the first stop light, turn left on Airport Boulevard.

- Turn left at the next stop light onto East Grand Avenue.

- Continue east until you reach Kimball Way (approximately 1 mile).

- Make a right turn on Kimball Way and you will be at 180 Kimball Way, a two-story gray and blue building.

FROM THE SOUTH (SAN FRANCISCO INTERNATIONAL AIRPORT):

- Take 101 North to South San Francisco Grand Avenue exit (about 3 miles).

- Turn right at the end of the off ramp.

- Continue to follow East Grand Avenue for approximately 1 mile, passing two stoplights.

- Make a right turn on Kimball Way and you will be at 180 Kimball Way, a two-story gray and blue building.

                           AXYS PHARMACEUTICALS, INC.
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2001

        The undersigned hereby appoints Paul J. Hastings and Douglas H. Altschuler, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes either of them to act and to vote at the annual meeting of stockholders of AXYS PHARMACEUTICALS, INC. (the "Company") to be held on May 14, 2001, and at any adjournments thereof, as indicated upon all matters referred to on this proxy card and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

        1.     ELECT JOHN P. WALKER, ANN M. ARVIN, M.D., VAUGHN M. KAILIAN, PAUL
               J. HASTINGS, IRWIN LERNER, ALAN C. MENDELSON, J.D., AND J. LEIGHTON READ, M.D. TO THE BOARD OF DIRECTORS OF THE COMPANY.

                   [ ] FOR ALL nominees           [ ] WITHHOLD AUTHORITY
                   listed above (except as           to vote for all
                   marked to the contrary).          nominees listed above.

                         (Instruction: To WITHHOLD AUTHORITY to vote for any nominee, draw a line through the nominee's name in the list above.

        2. PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S 1997 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 1,500,000 SHARES.

                          [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

        3. PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK BY 50,000,000 SHARES.

                          [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

        4. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                          [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

        Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Dated: _______________, 2001

                                    (Signature)


                                    (Signature)

                                    Please sign as name(s) appears on this proxy card, and date this proxy card. If a joint account, each joint owner must sign. If signing for a corporation or partnership as agent, attorney or fiduciary, indicate the capacity in which you are signing.